Exhibit 99.1

For more information:	Investor Relations;
John Ritchie	JoAnn Horne
Chief Financial Officer	Market Street Partners
EFI	415-445-3239
650-357-3500

EFI REPORTS Q2 2008 Results

Foster City, Calif. – July 29, 2008 – EFI (Nasdaq: EFII), the world leader in customer-focused digital printing, announced today its results for the second quarter of 2008. For the quarter ended June 30, 2008, the Company reported revenues of $143.8 million, compared to second quarter 2007 revenue of $162.4 million.

GAAP net income (loss) was $(0.1) million or $(0.00) per diluted share in the second quarter of 2008, compared to $9.6 million or $0.15 per diluted share for the same period in 2007.

GAAP net income (loss) was $(5.3) million or $(0.10) per diluted share for the six months ended June 30, 2008, compared to $11.7 million or $0.19 per diluted share for the same period in 2007.

Non-GAAP net income was $12.0 million or $0.21 per diluted share in the second quarter of 2008, compared to $21.8 million or $0.33 per diluted share for the same period in 2007.

Non-GAAP net income was $24.0 million or $0.41 per diluted share for the six months ended June 30, 2008, down 42% from $41.3 million or $0.63 pre diluted share for the same period in 2007.

Non-GAAP net income is computed by adjusting GAAP net income by the impact of recurring amortization of acquisition-related intangibles, stock-based compensation expenses, certain tax charges, as well as other non-recurring charges and gains.

The Company also announced it has acquired privately held Pace Systems Group, Inc. (“Pace Systems Group”) for approximately $21 million in cash plus an additional cash earn out amount which is contingent upon achieving certain performance targets. Pace Systems Group is a print management software company providing practical print MIS and e-commerce. The acquisition is expected to be neutral to non-GAAP earnings in Q3 and slightly accretive in Q4.

“We are pleased with the performance of our balanced product portfolio,” said Guy Gecht, CEO of EFI. “At the same time, tough economic conditions in the US and also within portions of Europe provided a challenging environment. While we expect these conditions to continue, for the third quarter we expect a sequential improvement in both revenues and earnings. In addition, we are looking forward to the opportunities the Pace acquisition affords us to streamline our product portfolio and increase the profitability of our software business.”

Outlook for Q3 2008

•	For the third quarter of 2008, the Company expects revenues in the range of $145 million to $150 million.

•	For the third quarter of 2008, the Company expects GAAP earnings per share of $0.01 to $0.05.

•	For the third quarter of 2008, the Company expects non-GAAP earnings per share of $0.23 to $0.27.

•	For the third quarter of 2008, the Company expects a non-GAAP tax rate of approximately 22%.

GAAP net income outlook includes an estimated charge related to non-cash based stock compensation expense. This estimate does not include anticipated charges and amortization of acquisition-related intangibles related to the Pace Systems Group acquisition. This estimate is subject to change.

Reconciliation of non-GAAP to GAAP EPS estimates	Three Months Ended September 30, 2008
Non-GAAP EPS estimate	$0.23	$0.27
Amortization of acquisition-related intangibles – pre tax	$(0.13)	$(0.13)
Stock based compensation and other non recurring charges – pre tax	$(0.14)	$(0.14)
Tax effect of non-GAAP adjustments	$0.05	$0.05

GAAP EPS estimate	$0.01	$0.05

EFI will discuss the Company’s financial results by conference call at 2:00 p.m. PDT today. Instructions for listening to the conference call over the Web are available on the investor relations portion of EFI’s website at www.efi.com.

About our Non-GAAP Net Income and Adjustments

To supplement our consolidated financial results prepared under generally accepted accounting principles, or GAAP, we use a non-GAAP measure of net income that is GAAP net income adjusted to exclude certain recurring and non-recurring costs, expenses and gains. Management believes that our non-GAAP net income provides investors with useful information because it gives an indication of our baseline performance before gains, losses or other charges that are considered by management to be outside our core operating results. In addition, non-GAAP net income is among the primary indicators management uses as a basis for planning and forecasting future periods. These measures are not in accordance with or an alternative for GAAP and may be materially different from non-GAAP measures used by other companies. We compute non-GAAP net income by adjusting GAAP net income with the impact of recurring amortization of acquisition-related intangibles, stock-based compensation expenses, certain tax charges, as well as non-recurring charges and gains. The presentation of this additional information should not be considered in isolation from, as a substitute for, or superior to, net income prepared in accordance with GAAP.

Safe Harbor for Forward Looking Statements

Certain statements in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These statements in this press release include: The [Pace] acquisition is expected to be neutral to non-GAAP earnings in Q3 and slightly accretive in Q4.” “We are pleased with the performance of our balanced product portfolio”... “At the same time, tough economic conditions in the US and also within portions of Europe provided a challenging environment. While we expect these conditions to continue, for the third quarter we expect a sequential improvement in both revenues and earnings. In addition, we are looking forward to the opportunities the Pace acquisition affords us to streamline our product portfolio and increase the profitability of our software business.” “For the third quarter of 2008, the Company expects revenues in the range of $145 million to $150 million.” “For the third quarter of 2008, the Company expects GAAP earnings per share of $0.01 to $0.05.” “For the third quarter of 2008, the Company expects non-GAAP earnings per share of $0.23 to $0.27.” “For the third quarter of 2008, the Company expects a non-GAAP tax rate of approximately 22%.” “GAAP net income outlook includes an estimated charge related to non-cash based stock compensation expense. This estimate does not include anticipated charges and amortization of acquisition-related intangibles related to the Pace Systems Group acquisition. This estimate is subject to change.” “In addition, non-GAAP net income is among the primary indicators management uses as a basis for planning and forecasting future periods. These measures are not in accordance with or an alternative for GAAP and may be materially different from non-GAAP measures used by other companies.”

Past performance is not necessarily indicative of future results. Forward-looking statements are subject to certain risks and uncertainties that could cause our actual future results to differ materially, or cause a material adverse impact on our results, which include, but are not necessarily limited to, the following: (1) management’s ability to forecast revenues, expenses and earnings, especially on a quarterly basis; (2) unexpected declines in revenues or increases in expenses; (3) any additional costs and expenses related to the investigation into the Company’s past stock option grants and stock option grant practices; (4) the potential adverse impact of litigation relating to the Company’s past stock grants and stock option practices; (5) the possibility of additional litigation and governmental actions relating to our past stock grants and stock option practices; (6) current world-wide financial, economic and political difficulties and downturns, including adverse variations in foreign exchange rates, that could affect demand for our products; (7) a significant decline or delay in demand for our products by any of our important OEM partners; (8) the unpredictability of development schedules and commercialization of the products manufactured and sold by our OEM partners; (9) variations in growth rates or declines in the printing and imaging markets across various geographic regions; (10) changes in historic customer order patterns, including changes in customer and channel inventory levels; (11) changes in the mix of products sold leading to variations in operating results; (12) the uncertainty of market acceptance of new product introductions; (13) delays in product deliveries that cause quarterly revenues and income to fall significantly short of anticipated levels; (14) competition and/or market factors, which may adversely affect margins; (15) competition in each of our businesses, including competition from products internally developed by EFI’s customers; (16) excess or obsolete inventory and variations in inventory valuation; (17) intense competition in the industrial and commercial digital inkjet market; (18) the uncertainty of continued success in technological advances, including development and implementation of new processes and strategic products; (19) the challenges of obtaining timely, efficient and quality product manufacturing; (20) litigation involving intellectual property rights or other related matters; (21) our ability to successfully integrate acquired businesses, without operational disruption to our existing businesses; (22) the potential that investments in new business strategies and initiatives could disrupt the Company’s ongoing businesses and may present risks not originally contemplated; (23) the potential loss of sales, unexpected costs or adverse impact on relations with customers or suppliers as a result of acquisitions; (24) differences between the financial results as filed with the SEC and the preliminary results included in our earnings press releases due to the complexity in accounting rules; and (25) any other risk factors that may be included from time to time in the Company’s SEC reports.

The statements in this press release are made as of the date of this press release. EFI undertakes no obligation to update information contained in this press release. For further information regarding risks and uncertainties associated with EFI’s businesses, please refer to the section entitled “Factors That Could Adversely Affect Performance” in the Company’s SEC filings, including, but not limited to, its annual report on Form 10-K and its quarterly reports on Form 10-Q, copies of which may be obtained by contacting EFI’s Investor Relations Department by phone at 650-357-3828 or by email at investor.relations@efi.com or EFI’s Investor Relations website at http://www.efi.com.

About Electronics for Imaging, Inc. / EFI

EFI (www.efi.com) is the world leader in color digital print servers, super-wide format printers and inks, and commercial and enterprise print management solutions. EFI’s award-winning solutions, integrated from creation to print, deliver increased performance, cost savings and productivity. The Company’s robust product portfolio includes Fiery® digital color print servers; super-wide digital inkjet printers, UV and solvent inks; industrial inkjet printing systems, print production workflow and management information software; and corporate printing solutions. EFI maintains 26 offices worldwide.

Electronics for Imaging, Inc.

Condensed Consolidated Statements of Income

(in thousands, except per share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Revenue	$143,846	$162,441	$280,450	$310,272
Cost of revenue	61,868	66,712	121,270	126,202

Gross profit	81,978	95,729	159,180	184,070
Operating expenses:
Research and development	35,794	34,921	72,379	70,674
Sales and marketing	31,667	32,215	60,401	59,786
General and administrative	13,692	17,649	27,195	37,937
Restructuring and severance	(479)		5,013	—
Amortization of identified intangibles	7,196	8,775	14,392	17,430

Total operating expenses	87,870	93,560	179,380	185,827

Income/Loss from operations	(5,892)	2,169	(20,200)	(1,757)
Interest and other income, net:
Interest and other income	6,396	7,255	14,118	14,506
Interest expense	(830)	(1,250)	(2,081)	(2,500)

Total interest and other income, net	5,566	6,005	12,037	12,006

Income (loss) before income taxes	(326)	8,174	(8,163)	10,249
Benefit from income taxes	213	1,432	2,877	1,492

Net income (loss)	$(113)	$9,606	$(5,286)	$11,741

Fully Diluted EPS calculation
Net income (loss)	$(113)	$9,606	$(5,286)	$11,741

After-tax adjustment of convertible debt-related costs	—	750	—	1,500

Income (loss) for purposes of computing diluted net income per share	(113)	10,356	(5,286)	13,241

Net income (loss) per diluted common share	$(0.00)	$0.15	$(0.10)	$0.19

Shares used in diluted per share calculation	52,805	68,688	53,294	68,518

Electronics for Imaging, Inc.

Reconciliation of GAAP Net Income to Non-GAAP Net Income

(In thousands, except per share data) (unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Net income (loss)	$(113)	$9,606	$(5,286)	$11,741

Acquisition and intangible amortization costs	7,196	8,772	14,392	19,126
Stock based compensation expense – Cost of revenue	517	465	1,463	1,110
Stock based compensation expense – Research and development	3,427	2,247	7,406	5,295
Stock based compensation expense – Sales and marketing	1,534	1,024	3,410	2,330
Stock based compensation expense – General and administrative	3,138	1,870	6,250	5,112
Stock Option Investigation Costs	574	6,097	1,634	11,156
Restructuring and severance	(479)	—	5,043	—

Tax effect of non-GAAP adjustments	(3,797)	(8,308)	(10,266)	(14,543)

Non-GAAP net income	$11,997	$21,773	$24,046	$41,327

After-tax adjustment of convertible debt-related expense	512	750	1,262	1,500

Income for purposes of computing diluted non-GAAP net income per share	$12,509	$22,523	$25,308	$42,827

Non-GAAP net income per diluted common share	$0.21	$0.33	$0.41	$0.63

Shares used in per share calculation	59,871	68,688	61,738	68,518

Electronics for Imaging, Inc.

Condensed Consolidated Balance Sheets (unaudited)

(in thousands)

	June 30, 2008	December 31, 2007
Assets
Cash, cash equivalents and short-term investments	$238,411	$499,852
Accounts receivable, net	90,316	101,955
Inventories, net	44,864	39,949
Other current assets	22,588	15,844

Total current assets	396,179	657,600

Property and equipment, net	61,753	57,604
Restricted investments	88,580	88,580
Goodwill	212,309	211,780
Intangible assets, net	72,256	86,554
Other assets	48,057	55,621

Total assets	$879,134	$1,157,739

Liabilities & Stockholders’ equity
Accounts payable	$45,897	$42,262
Convertible debt		240,000
Accrued and other liabilities	68,113	96,765
Income taxes payable	17,502	7,896

Total current liabilities	131,512	386,923
Long term taxes payable	31,045	26,820

Total liabilities	162,557	413,743
Total stockholders’ equity	716,577	743,996

Total liabilities and stockholders’ equity	$879,134	$1,157,739

Revenue Break-Down

(in thousands) (unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Revenue by Product
Controller products	$72,193	$91,579	$140,511	$178,214
Inkjet products	57,995	54,837	$111,380	$102,931
Professional printing applications	13,658	16,025	$28,559	$29,127

Total	$143,846	$162,441	$280,450	$310,272

Revenue by Geographic Area
Americas	$71,921	$85,970	$143,556	$165,623
EMEA	54,172	60,687	$102,583	$107,859
Japan	12,646	11,013	$24,469	$28,209
All other	5,107	4,771	$9,842	$8,581

Total	$143,846	$162,441	$280,450	$310,272